Exhibit 99.1

NEWS
RELEASE

2009-08

FOR IMMEDIATE RELEASE
Contact: Kristine Boyd
(713) 688-9600 x135

FRONTIER OIL REPORTS SECOND QUARTER 2009 RESULTS

HOUSTON, TEXAS, August 6, 2009 – Frontier Oil Corporation (NYSE: FTO) today announced quarterly net income of $49.8 million, or $0.47 per diluted share, for the quarter ended June 30, 2009, compared to net income of $59.3 million, or $0.57 per diluted share, for the quarter ended June 30, 2008.  The second quarter 2009 results include an after-tax inventory gain of $78.6 million, or $0.75 per diluted share, and an after-tax hedging loss of $18.4 million, or $0.18 per diluted share, compared to an after-tax inventory gain of $102.8 million, or $0.99 per diluted share, and an after-tax hedging loss of $71.9 million, or $0.69 per diluted share, for the comparable period in 2008.

For the six months ended June 30, 2009, net income totaled $123.3 million, or $1.18 per diluted share, compared to net income of $105.3 million, or $1.02 per diluted share, for the comparable period in 2008.  The results for the first six months of 2009 included an after-tax inventory gain of $99.9 million, or $0.95 per diluted share, and an after-tax hedging loss of $4.6 million, or $0.04 per diluted share.  Results for the comparable six months ended June 30, 2008 included an after-tax inventory gain of $165.3 million, or $1.60 per diluted share, and an after-tax hedging loss of $88.7 million, or $0.86 per diluted share.

Gasoline margins improved during the second quarter, offset by a steep decline in diesel margins.  Frontier’s gasoline crack spread averaged $10.85 per barrel in the second quarter of 2009, compared to $5.85 per barrel in the second quarter of 2008 and $7.04 per barrel in the first quarter of 2009.  Frontier’s diesel crack spread averaged $6.28 per barrel in the second quarter of 2009, down from $28.70 per barrel in the comparable period of 2008 and $11.69 per barrel in the first quarter of 2009.

Crude differentials narrowed further during the second quarter as a result of worldwide tightness in the supply of heavy and sour crude oils.  The light/heavy crude oil differential averaged $4.53 per barrel in the second quarter of 2009, compared to $21.25 per barrel in the comparable period of 2008 and $6.49 per barrel in the first quarter of 2009.  The WTI/WTS differential averaged $1.02 per barrel in the second quarter of 2009, down from $4.98 per barrel in the comparable period of 2008 and $1.69 per barrel in the first quarter of 2009.

Frontier’s total charges for the second quarter of 2009 averaged 181,152 barrels per day (“bpd”), up from an average of 161,380 bpd in the second quarter of 2008 mainly due to the planned shutdowns of the El Dorado crude unit and Cheyenne diesel hydrotreater during the second quarter of 2008.

Frontier’s President and CEO, Mike Jennings, commented, “Challenges in the domestic refining sector persisted in the second quarter, as crude differentials continued to narrow and distillate demand weakened with a struggling U.S. economy.  Our strong balance sheet continues to provide us with flexibility during this down cycle.  We have heightened our focus, particularly at the Cheyenne refinery, on reducing operating expenses and improving light product yields, and we continue to take advantage of opportunities in the crude and product markets as they become apparent.”

For the three months ended June 30, 2009, Frontier generated $84.9 million in cash flow before changes in working capital and as of June 30, 2009, maintained a cash balance of $488.4 million which exceeded debt by $141.0 million.  The cash balance declined from $631.7 million as of March 31, 2009, due to a $176.4 million increase in working capital requirements brought about by higher crude oil prices and a seasonal build in inventory.  In addition, the Company made $44.0 million in capital expenditures during the quarter.  There were no cash borrowings under the Company’s revolving credit facility, which had $334.7 million of borrowing base availability at quarter end.

Conference Call

A conference call is scheduled for today, August 6, 2009, at 10:00 a.m. central time to discuss the financial results.  To access the call, which is open to the public, please dial (800) 447-0521 (international callers (847) 413-3238), confirmation number 24942152.  A recorded replay of the call may be heard through August 20, 2009 by dialing (888) 843-8996 (international callers (630) 652-3044), passcode 24942152.  In addition, the real-time conference call and a recorded replay will be available via webcast by registering from the Investor Relations page of our website www.frontieroil.com.

Frontier operates a 130,000 bpd refinery located in El Dorado, Kansas, and a 52,000 bpd refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states.  Information about the Company may be found on its website www.frontieroil.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

FRONTIER OIL CORPORATION

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
INCOME STATEMENT DATA ($000's except per share)
Revenues	$1,948,092	$2,952,339	$1,101,844	$1,766,556
Raw material, freight and other costs	1,533,989	2,574,026	914,092	1,574,898
Refining operating expenses, excluding depreciation	148,474	168,594	72,598	81,034
Selling and general expenses, excluding depreciation	25,287	22,503	12,866	12,148
Gain on sale of assets	-	44	-	7
Operating income before depreciation	240,342	187,260	102,288	98,483
Depreciation, amortization and accretion	36,127	31,437	17,983	16,497
Operating income	204,215	155,823	84,305	81,986
Interest expense and other financing costs	14,337	4,563	6,917	2,924
Interest and investment income	(1,287)	(3,635)	(771)	(1,322)
Provision for income taxes	67,865	49,610	28,318	21,068
Net income	$123,300	$105,285	$49,841	$59,316
Diluted earnings per share of common stock	$1.18	$1.02	$0.47	$0.57
Average shares outstanding (000's)	104,697	103,620	104,999	103,471

OTHER FINANCIAL DATA ($000's)
Adjusted EBITDA (1)	$240,342	$187,260	$102,288	$98,483
Cash flow before changes in working capital	187,763	137,941	84,948	73,180
Working capital changes	(91,019)	(18,162)	(176,436)	72,951
Net cash provided by (used in) operating activities	96,744	119,779	(91,488)	146,131
Net cash used in investing activities	(76,709)	(122,476)	(43,966)	(71,410)
Net cash used in financing activities	(15,210)	(73,462)	(7,911)	(7,742)

OPERATIONS
Consolidated
Operations (bpd)
Total charges	181,810	143,699	181,152	161,380
Gasoline yields	83,248	69,351	83,723	73,203
Diesel yields	72,418	46,522	74,059	54,220
Total sales	185,291	147,958	191,106	158,766

Refinery operating margins information ($ per bbl)
Refined products revenue	$58.15	$114.73	$64.87	$130.26
Raw material, freight and other costs	45.74	95.59	52.56	109.01
Refinery operating expenses, excluding depreciation	4.43	6.26	4.17	5.61
Depreciation, amortization and accretion	1.07	1.16	1.03	1.14

Cheyenne Refinery light/heavy crude oil differential ($ per bbl)	$5.39	$19.45	$4.93	$20.54
WTI/WTS differential ($ per bbl)	1.36	4.81	1.02	4.98
El Dorado Refinery light/heavy crude oil differential ($ per bbl)	5.72	11.76	3.90	22.44

BALANCE SHEET DATA ($000's)	At June 30, 2009		At December 31, 2008
Cash, including cash equivalents (a)		$488,357		$483,532
Working capital		745,146		651,352
Short-term and current debt (b)		-		-
Total long-term debt (c)		347,350		347,220
Shareholders' equity (d)		1,167,263		1,051,141
Net debt to book capitalization (b+c-a)/(b+c-a+d)		-13.7%		-14.9%

(1) Adjusted EBITDA represents income before interest expense and other financing costs, interest and investment income, income tax, and depreciation, accretion and amortization. Adjusted EBITDA is not a calculation based upon generally accepted accounting principles; however, the amounts included in the Adjusted EBITDA calculation are derived from amounts included in the consolidated financial statements of the Company.  Adjusted EBITDA should not be considered as an alternative to net income or operating income, as an indication of operating performance of the Company or as an alternative to operating cash flow as a measure of liquidity. Adjusted EBITDA is not necessarily comparable to similarly titled measures of other companies.  Adjusted EBITDA is presented here because the Company believes it enhances an investor’s understanding of Frontier’s ability to satisfy principal and interest obligations with respect to Frontier’s indebtedness and to use cash for other purposes, including capital expenditures.  Adjusted EBITDA is also used for internal analysis and as a basis for financial covenants. Frontier’s Adjusted EBITDA for the six months and three months ended June 30, 2009 and 2008 is reconciled to net income as follows:

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Net income	$123,300	$105,285	$49,841	$59,316
Add provision for income taxes	67,865	49,610	28,318	21,068
Add interest expense and other financing costs	14,337	4,563	6,917	2,924
Subtract interest and investment income	(1,287)	(3,635)	(771)	(1,322)
Add depreciation, amortization and accretion	36,127	31,437	17,983	16,497
Adjusted EBITDA	$240,342	$187,260	$102,288	$98,483

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